Exhibit 99.2

CEVA, Inc. Q1 2020 Financial Results Conference Call - Prepared Remarks :: May 11, 2020

CEVA, INC.

First Quarter 2020 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

May 11, 2020

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s first quarter 2020 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the first quarter and provide general qualitative data. Yaniv will then cover the financial results for the first quarter and also provide qualitative data for the second quarter and full year 2020.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include guidance for the second quarter of 2020, our anticipated pillars of growth, including 5G Ran and Wi-Fi 6, and optimism about achieving such growth objectivities, optimism about certain of our customers gaining market share in 5G, our ability to manage our non-GAAP expense levels to mitigate the adverse impact of the pandemic in the coming months and market data by Cisco and ABI Research. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the duration of the COVID-19 pandemic; the extent and length of the shelter-in-place and other restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G, Wi-Fi and IoT markets; our ability to execute more non-handset baseband license agreements; the effect of intense industry competition and consolidation; and global chip market trends. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q1 2020 Financial Results Conference Call - Prepared Remarks :: May 11, 2020

Gideon

Thank you Richard. Good morning everyone and thank you for joining us today. Firstly, our heartfelt sympathies are with those around the world that have lost their loved ones or their jobs due to the COVID-19 pandemic. We are all hopeful that the measures taken by governments around the world will lead to sustainable recovery. At CEVA, we are taking proactive steps to protect all of our employees’ health and adjust our operations to work from home. Our IT infrastructure is advanced and scalable, which allowed a seamless migration from office to work from home. Our ongoing R&D developments remain at a high-level of productivity, and our interactions with customers for sales and support activities are smooth. We continue to monitor government instructions country by country and are taking careful steps to enable our employees to return to our offices.

Against this backdrop, we had an excellent quarter with revenue of $23.6 million, up 39% year-over-year. The licensing environment continues to be robust, and we recorded $14.5 million in licensing revenue, up 32% year-over-year. We signed 13 new agreements, of which 10 were for connectivity and 3 were for smart sensing. 3 out of the 13 deals were with first time customers. Target applications for our technologies include 5G for base station RAN, 5G fixed wireless access and 5G backhaul, Wi-Fi 6 for IoT devices, true wireless stereo earbuds, vision and AI for drones, and voice assistants for a range of smart home and IoT devices.

Royalty revenue came in at $9.1 million, up 53% year-over-year. Above seasonal weakness in the Chinese handset market resulting from the COVID-19 lockdown in China was more than offset by solid IoT-based product shipments and the introduction of a new low cost model from a leading smartphone company.

Let me take the next few minutes to provide you with additional perspective on two growth vectors that are central in our strategy: 5G RAN and Wi-Fi 6. These spaces represent secular trends and are expected to come increasingly into focus on the back of COVID-19, as they are key to enabling better work-from-home practices, and support the proliferation of the use of robots, and remote medical diagnosis and treatments in the future.

CEVA, Inc. Q1 2020 Financial Results Conference Call - Prepared Remarks :: May 11, 2020

On 5G RAN, our largest 5G OEM customers extended the use of our technologies and signed new licensing agreements during the quarter for development of next-generation 5G chipsets to address the 5G phase II network services. These services include Ultra Reliable Low Latency Communication (“uRLLC”) targeting robotics, smart manufacturing, automotive, medical and Massive Machine-Type-Communications (“mMTC”) that enables billions of low powered sensors to be connected to the cloud for aggregation, and AI services. uRLLC and mMTC will drive the upcoming capital investments in 5G and are the focus of our customers with their new RAN designs. In this context, a few weeks ago, we unveiled our latest generation DSP, the CEVA-XC16. This is the most advanced and powerful DSP platform available today, offering unprecedented performance and state-of-the-art architecture innovations in operating speed, parallel processing and multithreading. We are also encouraged by the recent traction our customer, ZTE, has had in 5G. To date, it has 45 commercial contracts and most recently won a 29% share of a $5.2 billion contract to deploy 5G base stations for China Mobile, a substantially bigger share than it had in prior engagements for China Mobile.

On Wi-Fi 6, we are experiencing good momentum and customer interest with two new agreements signed during the quarter targeting a variety of IoT devices, ranging from DTV, smart set-top boxes, smart speakers to smart door locks. Wi-Fi 6 is the latest Wi-Fi standard, also referred to as 802.11ax. According to CISCO forecasts, nearly 60 percent of mobile data traffic worldwide will be offloaded to Wi-Fi networks by 2022. According to a recent study from ABI research, the Wi-Fi 6 market is forecasted to reach 2.2 billion units by 2024, as compared to less than 300 million in 2019. The recent FCC approval to free up additional spectrum at the 6 GHz band will enable compliant Wi-Fi 6e devices to achieve speeds comparable to 5G mobile networks, support low-latencies required for applications like virtual and augmented reality (VR/AR) and mobile gaming and is also expected to boost the Industry 4.0 uptake for smart manufacturing.

CEVA, Inc. Q1 2020 Financial Results Conference Call - Prepared Remarks :: May 11, 2020

So in summary, our thoughts are with those people suffering from the impact of COVID-19. While the situation is still dynamic, we are encouraged by the persistent design activities of our customers and interests in our products. We are laser focused to continue to expand our business to capitalize on the momentum we gained last year. We are closely monitoring the dynamics and developments concerning our customers’ shipments and will take prudent steps until COVID-19’s impact is contained, and supply and demand resume some normalcy.

We hope you are all safe and look forward to meeting you face to face again in the near future at conferences and roadshows.

With that said, I will hand over the call to Yaniv for the financials and guidance.

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the first quarter of 2020.

-	Revenue for the first quarter was up 39% to $23.6 million, as compared to $17.0 million for the same quarter last year. The revenue breakdown is as follows:
o	Licensing and related revenue was approximately $14.5 million, reflecting 61% of total revenues, 32% higher than $11.0 million for the first quarter of 2019.
o	Royalty revenue was $9.1 million, reflecting 39% of total revenues, 53% higher than $6.0 million for the same quarter last year.
o

Quarterly gross margin was 88% on a GAAP basis and 90% on a non-GAAP basis, slightly better on non-GAAP than what we projected. Non-GAAP quarterly gross margin excluded approximately $0.2 million of equity-based compensation expenses and $0.2 million of the impact of the amortization of acquired intangibles.

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Total GAAP operating expenses for the first quarter was at the higher-end of our guidance at $22.5 million. OPEX also included an aggregate equity-based compensation expense of approximately $2.9 million, higher than forecasted due to the accounting associated with the February 2020 PSU grants to management. OPEX also included $0.6 million for the amortization of acquired intangibles and $0.9 million allowance for doubtful debt provision associated with liquidity difficulties of one of our U.S.-based customers. Total operating expenses for the first quarter, excluding equity-based compensation expenses and amortization of intangibles, were $19.0 million, also at the high-end of our guidance.

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U.S. GAAP net loss for the quarter was $1.2 million and diluted loss per share was (5 cents) for the first quarter of 2020, as compared to net loss of $2.3 million and diluted loss per share of (10 cents) for the first quarter of 2019.

CEVA, Inc. Q1 2020 Financial Results Conference Call - Prepared Remarks :: May 11, 2020

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Non-GAAP net income and diluted EPS for the first quarter of 2020 increased by 9.5 fold and 11 fold, respectively to $2.6 million and 11 cents, respectively. Non-GAAP net income and diluted EPS for the first quarter of 2019 were $0.3 million and 1 cent, respectively. First quarter 2020 figures exclude equity-based compensation expenses, net of taxes, of $3.1 million, and the impact of the amortization of acquired intangibles in the amount of $0.7 million.

Other related data

-	Shipped units by CEVA licensees during the first quarter of 2020 were 261 million units, down 27% sequentially and up 50% from the first quarter 2019 reported shipments.
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Of the 261 million units shipped, 111 million units, or 43%, were for handset baseband chips, reflecting a sequential decrease of 43% from 196 million units of handset baseband chips shipped during the fourth quarter of 2019 and a 25% increase from 89 million units shipped year over year.

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Our base station and IoT product shipments were 150 million units, down 9% sequentially and up 76% year over year. We have now categorized all of our non-handset baseband chips under the umbrella of “base station and IoT” products.

As for the balance sheet items

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As of March 31, 2020, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $151 million. We continued our buyback plan this quarter repurchasing approximately 202,000 shares during the quarter for approximately $4.8 million. In February 2020, our Board of Directors approved a new expansion to the buyback plan by a total of 700,000 shares of common stock available for repurchase. As of today, 498,000 shares are available for repurchase.

-	Our “adjusted to ASC 606” DSO for the first quarter of 2020 was 63 days.
-	During the first quarter, we generated $6.4 million of net cash from operations; depreciation and amortizations were $1.5 million and purchase of fixed assets was $0.8 million.
-	At the end of the first quarter, our headcount was 391 people, of which 324 were engineers, up from a total of 382 people at the end of 2019.

CEVA, Inc. Q1 2020 Financial Results Conference Call - Prepared Remarks :: May 11, 2020

Now for the guidance

As mentioned by Gideon, we continued to execute well on our business strategy during the first quarter and had an excellent first quarter in licensing and royalty revenues despite the disruptions caused by COVID-19. Although we continue to work diligently towards our goal of meeting the annual revenue guidance given in our last earnings call, the spread of COVID-19 around the world and the extent of the disruption it poses on the supply chain and on consumer demand cannot be fully assessed at this point. Given this uncertainty, as a matter of prudence, we have decided to withdraw our annual royalty revenue guidance at this stage. On the other hand, our licensing and related revenues business remains robust and we are maintaining our annual forecast of growth of $2 million to $4 million over 2019 record annual results.

We will also continue to closely monitor our non-GAAP expense levels to mitigate the adverse impact of the pandemic in the coming months. This will not affect our research and development plans, technology roadmaps or customer support, as we are firmly committed to those areas and believe those technology investments will pay dividends in the future. As we have seen from previous cycles, IP companies play a crucial role in expediting the semiconductor market recovery and with closing technology gaps that such slowdowns can create.

Specifically for the second quarter of 2020

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Gross margin is expected to be approximately 86% on GAAP and 88% on non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.2 million of amortization of other assets associated with the Immervision investment.

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OPEX for the next three quarters of 2020 should be lower than the first quarter. For the second quarter, GAAP-based OPEX is expected to be in the range of $21.2 million to $22.2 million. Of our anticipated total operating expenses for the second quarter, $3.7 million is expected to be attributable to equity-based compensation expenses. As I stated earlier, such expenses are higher than originally forecasted due to the accounting treatment of the February 2020 PSU grants to management and $0.6 million to the amortization of acquired intangibles. Non-GAAP OPEX is expected to be in the range of $17.0 million – $18.0 million.

-	Net interest income is expected to be approximately $0.75 million.
-	Taxes for the second quarter are expected to be approximately $0.3 million on both GAAP and non-GAAP basis.
-	Share count for the second quarter of 2020 is expected to be 23.2 million shares.

Operator: You can now open the Q&A session

CEVA, Inc. Q1 2020 Financial Results Conference Call - Prepared Remarks :: May 11, 2020

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following:

●	The Cowen 2020 Virtual TMT Conference, May 26 to May 29.

Further information on this event and all events we will be participating in can be found on the investor section of our website.

Thank you and goodbye